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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Bank Mutual Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TABLE OF CONTENTS

BANK MUTUAL CORPORATION
YOUR VOTE IS IMPORTANT
PROXY STATEMENT
SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
ELECTION OF DIRECTORS
DIRECTORS’ COMPENSATION
DIRECTOR COMPENSATION TABLE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION
TERMINATION AND CHANGE IN CONTROL PAYMENTS AND BENEFITS
CERTAIN TRANSACTIONS AND RELATIONSHIPS WITH THE COMPANY
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS AND NOTICES
March 15, 2007
Dear Fellow Shareholder,
     We invite you to attend the Bank Mutual Corporation 2007 Annual Meeting of Shareholders, which will be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin at 10:00 a.m., Central Time, on Monday, May 7, 2007.
     Bank Mutual Corporation’s Notice of Annual Meeting of Shareholders and Proxy Statement which are enclosed describe the business to be conducted at the Annual Meeting. If you plan to attend the Annual Meeting, please check the box on the proxy form so that we can make the appropriate arrangements.
     Also enclosed is a copy of Bank Mutual Corporation’s Summary Annual Report and attached to this Proxy Statement is the Annual Report on Form 10-K for the year ended December 31, 2006.
     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to mark, sign, date and return your proxy form in the enclosed postage-paid envelope as soon as possible to make sure that you are represented. This will not prevent you from voting in person at the Annual Meeting, but will ensure that your shares will be represented if you are unable to attend.
Sincerely,

BANK MUTUAL CORPORATION

MICHAEL T. CROWLEY, JR.
Chairman, President and Chief Executive Officer

BANK MUTUAL CORPORATION
4949 West Brown Deer Road
Milwaukee Wisconsin 53223
(414) 354-1500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 7, 2007

To the Shareholders of Bank Mutual Corporation:
     The 2007 annual meeting of shareholders of Bank Mutual Corporation will be held on Monday, May 7, 2007, at 10:00 a.m., Central Time, at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin for the following purposes:
(1)	Electing three directors to serve for terms expiring in 2010;

(2)	Ratifying the selection of Ernst & Young LLP as independent auditors; and

(3)	Transacting such other business as may properly come before the annual meeting or any adjournment thereof.
     The board of directors has fixed the close of business on March 2, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting.
     We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the annual meeting. Please read it carefully.

By Order of the Board of Directors

Eugene H. Maurer, Jr.
Senior Vice President and Secretary
Milwaukee, Wisconsin
March 15, 2007
YOUR VOTE IS IMPORTANT
     Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the annual meeting, please indicate your voting directions, sign, date and promptly return the accompanying proxy, which is solicited by the Bank Mutual Corporation board of directors, using the enclosed self-addressed envelope, which requires no postage if mailed in the United States. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the annual meeting.

PROXY STATEMENT
BANK MUTUAL CORPORATION
4949 West Brown Deer Road
Milwaukee, Wisconsin 53223
(414) 354-1500

SOLICITATION AND VOTING
     This proxy statement and accompanying proxy are furnished to the shareholders of Bank Mutual Corporation (“Bank Mutual Corporation” or the “Company”) in connection with the solicitation of proxies by Bank Mutual Corporation’s board of directors for use at the annual meeting of Bank Mutual Corporation shareholders on Monday, May 7, 2007, and at any adjournment of that meeting. The 2006 summary annual report to shareholders, which accompanies this proxy statement, and the 2006 annual report on Form 10-K, attached hereto, contain financial statements and other information concerning the Company. We are mailing the proxy materials to shareholders beginning on or about March 22, 2007.
     Record Date and Meeting Information. The board of directors has fixed the close of business on March 2, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only holders of record of Company common stock, the only class of voting stock of Bank Mutual Corporation outstanding, on the record date are entitled to notice of and to vote at the annual meeting. Each share of common stock is entitled to one vote. At the record date, there were 58,493,202 shares of common stock validly issued and outstanding.
     The board of directors of Bank Mutual Corporation knows of no matters to be acted upon at the annual meeting other than as set forth in the notice attached to this proxy statement. If any other matters properly come before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters.
     Voting Your Shares. Any shareholder entitled to vote at the annual meeting may vote either in person or by a properly executed proxy. Shares represented by properly executed proxies received by Bank Mutual Corporation will be voted at the annual meeting, or any adjournment thereof, in accordance with the terms of such proxies, unless revoked. If no voting instructions are given on a properly executed proxy, the shares will be voted FOR the election of management’s director nominees and FOR ratification of Ernst & Young LLP as independent auditors.
     A shareholder may revoke a proxy at any time prior to the time when it is voted by filing a written notice of revocation with the corporate secretary of the Company, by delivering a properly executed proxy bearing a later date or by voting in person at the annual meeting. Attendance at the annual meeting will not in itself constitute revocation of a proxy.
     Shares in Dividend Reinvestment or Employee Plans. If a shareholder participates in the Company’s Dividend Reinvestment and Stock Purchase Plan (the “DRP”), the proxy also will serve as voting instructions for the participant’s shares held in the DRP. Participants’ shares will be voted by the administrator of the DRP in accordance with those voting instructions. If a participant does not return a proxy, the DRP administrator will not vote that participant’s shares held in the DRP.
     Any shareholder who owns shares through an investment in the Company Common Stock Fund of the Bank Mutual Corporation 401(k) Plan (the “401(k) Plan”) will receive a separate blue proxy card, marked “401k,” to instruct the 401(k) Plan’s administrator how to vote those shares. The administrator will vote shares in those participants’ 401(k) Plan accounts in accordance with the voting instructions on the proxies. If a 401(k) Plan participant does not return a proxy, the administrator will vote that participant’s shares in the 401(k) Plan in the same proportion as the voting of all shares in the 401(k) Plan for which voting instructions have been received.

     Any shareholder who owns shares through an allocation to that person’s account under the Bank Mutual Corporation Employee Stock Ownership Plan (the “ESOP”) will receive a separate green proxy card, marked “ESOP,” to instruct the ESOP’s administrator how to vote those shares. The ESOP administrator, which is Bank Mutual Corporation acting through its board, will vote shares allocated to those participants’ ESOP accounts in accordance with the participant’s voting instructions on the proxies. The ESOP administrator may vote, at its discretion, unallocated ESOP shares and any allocated ESOP shares which are not voted by the individuals to whom they are allocated. It is expected that those shares will be voted FOR all nominees and proposals.
     Quorum and Required Vote. A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, will constitute a quorum of shareholders at the annual meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for purposes of establishing a quorum. The inspectors of election appointed by the board of directors will count the votes and ballots at the annual meeting.
     A plurality of the votes cast at the annual meeting by the holders of shares of common stock entitled to vote is required for the election of directors. In other words, the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors in a class to be chosen at the annual meeting. With respect to the election of directors, any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a comparatively larger number of votes.
     Expenses and Solicitation. Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of the Company in person or by telephone, facsimile or other means of communication. Those directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for their related out-of-pocket expenses. Brokers, dealers, banks, or their nominees, who hold common stock on behalf of another will be asked to send proxy material and related documents to the beneficial owners of such stock, and the Company will reimburse those persons for their reasonable expenses.
     Corporate Background. Bank Mutual Corporation is a Wisconsin-chartered corporation which is the successor in a 2003 restructuring transaction to a mutual holding company subsidiary holding company of the same name. In this proxy statement: “Bank Mutual Corporation” and the “Company” refer to both the Wisconsin-chartered corporation and to its federally-chartered predecessor; the “Bank” refers to its subsidiary bank named “Bank Mutual”; and “First Northern” refers to First Northern Savings Bank, which was a Company subsidiary from its acquisition in 2000 until it was merged into the Bank in 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The table below sets forth information regarding the beneficial ownership of Company common stock as of the date hereof by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. The table also includes information as to the only known 5% or greater shareholders of the Company.

	Number of Shares and
	Nature of Beneficial	Percent
Name of Beneficial Owner	Ownership (1)(2)	of Class
P. Terry Anderegg	386,619	*
Thomas H. Buestrin	217,631	*
Christopher J. Callen	376,122	*
Rick B. Colberg	384,931	*
Michael T. Crowley, Jr.	2,319,799	3.9%
Raymond W. Dwyer, Jr.	109,527	*
Mark C. Herr	139,478	*
Thomas J. Lopina, Sr.	239,884	*
Eugene H. Maurer, Jr.	371,145	*
William J. Mielke	330,922	*
Robert B. Olson	501,801	*
David J. Rolfs	144,542	*
J. Gus Swoboda	273,710	*

All directors and executive officers as a group (14 persons) (3)(4)	7,350,812	12.0%
Advisory Research, Inc. (5)	3,023,938	5.2%
Barclays Global Investors, NA. (6)	3,074,987	5.3%

*	Less than 1.0%. Percentages are based on shares outstanding on the date hereof.

(1)	Unless otherwise noted, the specified persons have sole voting and dispositive power as to the shares. Beneficial ownership of the following shares is shared: Mr. Buestrin — 58,288 shares; Mr. Colberg — 56,951 shares; Mr. Crowley Jr. — 84,742; Mr. Dwyer — 9,684; Mr. Herr - 28,713; Mr. Lopina — 103,210; Mr. Olson — 361,229; Mr. Rolfs — 42,188; Mr. Swoboda — 123,068; group — 2,057,411. See also notes (3) and (4) below.

(2)	Includes the following shares subject to options exercisable within 60 days of the date hereof: Messrs. Anderegg, Callen and Maurer — 225,086 shares each; Mr. Buestrin — 98,000; Mr. Mielke — 71,372; Messrs. Olson and Swoboda — 121,372 each; Mr. Colberg — 220,586; Mr. Crowley Jr. — 939,047; Messrs. Dwyer, Lopina and Rolfs — 48,000 each; Mr. Herr — 91,565; all directors and executive officers as a group — 2,704,908. In addition, as of December 31, 2006, Mr. Lopina had pledged 100,413 shares.

(3)	The total for the group (but not any individual) includes 1,107,927 unallocated shares held in the ESOP, as to which voting and dispositive power is shared. As administrator, the Company (through its Board) may vote, in its discretion, shares which have not yet been allocated to participants. Employees may vote the shares allocated to their accounts; the administrator will vote unvoted shares in its discretion. Allocated shares are included only if allocated to named executive officers, in which case they are included in those individuals’ (and the group’s) beneficial ownership. Also includes 81,411 shares held under the Benefit Restoration Plan in which officers share beneficial ownership of shares held for the accounts of others.

(4)	Because the 401(k) Plan permits participants to vote shares and make investment decisions, except for certain takeover offers, shares held in the 401(k) Plan are included only if held in the accounts of named persons, even though certain of the officers are trustees or administrators of one of the plans.

(5)	Advisory Research, Inc. filed a report on Schedule 13G dated February 14, 2007, reporting sole voting power and sole dispositive power as to 3,023,938 shares of Company common stock. Advisory Research, an investment advisor, is located at 180 North Stetson Street, Suite 5500, Chicago IL 60601.

(6)	Barclays Global Investors, NA. (“Barclays”) filed a report on Schedule 13G dated January 9, 2007 reporting sole voting power as to 2,968,690 shares and sole dispositive power as to 3,074,987 shares of common stock. The report was filed jointly with Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited. The address of Barclays, a bank with investment advisor affiliates, is 45 Fremont Street, San Francisco, California, 94105.
     The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.
ELECTION OF DIRECTORS
     The bylaws provide that the number of directors of Bank Mutual Corporation shall be between seven and thirteen, as determined by the board of directors. At each annual meeting the term of office of one class of directors expires and a class of directors is elected to serve for a term of three years or until their successors are elected and qualified. At this time, the board has set the number of directors at nine. Messrs. Dwyer, Herr and Swoboda, the directors whose terms expire at the annual meeting, are being nominated for re-election as directors. Under the bylaws, the board may appoint a new director to fill a vacancy which occurs between annual meetings, including a vacancy which would result from a later determination to increase the size of the board.
     Shares represented by proxies will be voted FOR the election of the nominees unless otherwise specified by the executing shareholder. If any nominee declines or is unable to act as a director, which we do not foresee, proxies may be voted with discretionary authority for a substitute nominee designated by the board. Information regarding the nominees and the directors whose terms continue is set forth in the following table. The board of directors unanimously recommends that shareholders vote FOR the election of the director nominees listed below.

	Principal Occupation and	Director
Name and Age	Business Experience (1)	Since (2)
	Nominees for Terms expiring in 2010

Raymond W. Dwyer, Jr.,	Retired; prior thereto, architect with	1957
83 (4) (5) (6)	R.W. Dwyer Architects

Mark C. Herr, 53	Partner, Plunkett Raysich Architects LLC	2001

J. Gus Swoboda,	Retired; prior thereto, Senior Vice	1987
72 (5) (6)	President, Human and Corporate
	Development, Wisconsin Public Service
	Corporation, electric and gas utility

	Continuing Director - Terms expire in 2009

Thomas H. Buestrin,	President of Buestrin, Allen & Associates	1995
70 (3)	Ltd., real estate investment, management
	and development

Michael T. Crowley, Jr.,	Chairman and CEO of the Company, and	1970
64 (6)	President since 2003; President and CEO of the Bank, and its Chairman since 2005

William J. Mielke,	President and CEO of Ruekert & Mielke	1988
59 (3) (4) (5)	Inc., engineering

	Continuing Directors - Terms expire in 2008

Thomas J. Lopina, Sr.	Associate, Spectrum Solutions, Inc., small	1979
69 (4)	business consulting firm

	Principal Occupation and	Director
Name and Age	Business Experience (1)	Since (2)
Robert B. Olson,	Retired as self-employed consultant in	1997
69 (3)	2005; prior to 2000, an executive with
	Little Rapids Corporation, specialty paper
	producer

David J. Rolfs,	Retired; prior thereto, president of ABCO	1984
85 (3) (4) (5)	Dealers Inc., health care industry

(1)	Unless otherwise noted, all directors have been employed in their respective principal occupations listed for at least the past five years.

(2)	Indicates the date when director was first elected to the board of the Company, the Bank or First Northern, as the case may be. Each of these persons, other than Mr. Herr, became a director of the Company in 2000.

(3)	Member of the Audit Committee, of which Mr. Mielke is Chairman.

(4)	Member of the Compensation Committee, of which Mr. Rolfs is Chairman.

(5)	Member of the Nominating and Governance Committee, of which Mr. Mielke is chairman.

(6)	Member of the Executive Committee, of which Mr. Crowley Jr. is Chairman.
Board Meetings and Committees
     The Bank Mutual Corporation board of directors met eight times during 2006. Messrs. Buestrin, Dwyer, Lopina, Mielke, Olson, Rolfs and Swoboda are considered “independent” under Nasdaq Stock Market rules, and all members of the Audit, Compensation, and Nominating and Governance Committees are “independent.” As part of the board meetings, independent directors regularly met without management or non-independent directors present. The independent directors rotate who chairs those executive sessions on an informal basis. Each director attended at least 75% of the total of the number of meetings of the board and the number of meetings of all committees of the board on which such director served during the year.
     When making its determination regarding director independence, the Board of Directors considers the Nasdaq Stock Market rules and also reviews other transactions and relationships involving the Company; these other matters which are described, or of the types described, in “Certain Transactions and Relationships with the Company”. The Board has not considered ordinary course of business banking transactions with the Bank to be an impediment to independence, so long as the transactions meet the standards described in “Certain Transactions and Relationships with the Company”. In addition, that section describes certain actions which are being taken so that Mr. Herr may be considered an independent director in future periods.
     Audit Committee. The Audit Committee met seven times in 2006. On behalf of the Audit Committee, Mr. Mielke, its chair, also regularly consulted with the independent auditors about the Company’s periodic public financial disclosures, and participated in eight calls relating to SEC-filed documents and financial disclosures. See also “Report of the Audit Committee” and “Independent Auditors” for other information pertaining to the Audit Committee.
     The Board believes that all of the members of the Audit Committee have sufficient experience, knowledge and other personal qualities to be “financially literate” and be active, effective and contributing members of the Audit Committee. For example, Mr. Buestrin was for seven years a member of the board of directors of the Federal Home Loan Bank of Chicago, and served for several years on its audit committee and, at its request, on the boards of several savings institutions. Both Messrs. Mielke and Buestrin have served as executive officers of their companies, and in those positions have regularly had responsibility for their companies’ financial affairs as well as financial matters for projects undertaken by their companies. Mr. Olson has served as an executive officer of a manufacturing company, and for many years was the chief operating officer of one of its divisions. As such, Mr. Olson had primary responsibility for financial performance and reporting of that division. Mr. Rolfs has also occupied executive positions which have included financial elements. While all the members of the Audit Committee have substantial experience and knowledge, and at least Messrs. Mielke, Buestrin and Olson are “financially sophisticated” within Nasdaq Stock Market rules, the Board does not believe that any of these members meet the SEC’s specific definition of “audit committee financial expert.” However, the Board believes that because the members have qualities and experience which are not captured within the specific definition, and because of their past effectiveness as members of the Board and the Committee, it is appropriate that the Audit Committee not have such an “audit committee financial expert” under the current conditions and circumstances and that the board not add a member simply to include another person who would fit within that particular definition.
     Compensation Committee. The Compensation Committee held four meetings during 2006. The Compensation Committee reviews, and either establishes or recommends to the board: compensation policies and plans; salaries, bonuses and benefits for all officers; salary and benefit levels for employees; determinations with respect to stock options and restricted stock awards; and other personnel policies and procedures. See also “Compensation Discussion and Analysis” for other information pertaining to the Compensation Committee, including information about the Compensation Committee’s policies and procedures.
     Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee was an officer or employee of the Company, the Bank or a Bank subsidiary, nor did any of them have any other reportable interlock. For a description of the Company’s policies with respect to loans to and other banking transactions with officers, directors and employees, see “Certain Transactions and Relationships with the Company”.
     Nominating Governance Committee. The Nominating and Governance Committee met once in 2006. The Nominating and Governance Committee considers nominees for director positions and also evaluates and oversees some other corporate governance and related issues. The Nominating and Governance Committee will identify nominees based upon suggestions by outside directors, management members and/or shareholders. The selection criteria for membership on Bank Mutual Corporation’s board of directors, which were confirmed by the board in connection with the formation of the Committee, include: strength of character and judgment; honesty and integrity; a diversity of education and experience with business and other organizations; and interplay of the candidates’ experience with the experience of other board members. Nominees must have a background which demonstrates an understanding of business and financial affairs. A first-time nominee should be highly respected and active in his or her profession. A nominee must be a Company shareholder, and the willingness to hold a significant position in Company stock will be considered. A nominee must be capable and able to work well with other directors and management and be able to spend the time needed to function effectively as a director. The nominee must have a genuine interest in representing the interests of the Company and the shareholders overall, not any particular interest group. The nominee should not have conflicts of interest which would interfere with that person’s duty of loyalty. The Company has not paid any third party fee to assist in the process of identifying or evaluating director nominees.
     The Nominating and Governance Committee will consider proposed nominees whose names are submitted to it by shareholders, and it does not intend to evaluate proposed nominees differently depending upon who has made the proposal. If a shareholder wishes to suggest a proposed name for Committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Governance Committee, in care of the corporate Secretary, at least five months before the next annual meeting to assure time for meaningful consideration by the Committee. The Committee believes that such an informal consideration process is adequate given the lack of suggestions received in the past. The Committee reviews periodically whether additional policies should be adopted. See also “Shareholder Proposals and Notices” for bylaw requirements for nominations. The Company has not received any proposed nominees which have been suggested by eligible 5%-or-greater security holders contemplated by relevant SEC disclosure requirements, or rejected any such nominees.
     Executive Committee. The Executive Committee met once in 2006. The Executive Committee may act on most matters on behalf of the entire board when action is necessary or appropriate on short notice between board meetings.
     Committee Charters. The board of directors has adopted charters for the Audit, Compensation, and Nominating and Governance Committees. The Company will continue to respond to and comply with SEC and Nasdaq Stock Market proposals relating to board committees as they are finalized, adopted and become effective. The Company posts copies of the charters for its Audit, Compensation, and Nominating and Governance Committees (including director selection criteria) and other corporate governance documents on its website, at www.bankmutualcorp.com, under the link “Corporate Governance”. If any of those documents are changed, or related documents adopted, those changes and new documents will be posted on the Company’s corporate website at that internet address.
Other Board and Corporate Governance Matters
     Communications between Shareholders and the Board. Any shareholder communication which is sent to the board in care of the Chief Executive Officer, the corporate Secretary or another corporate officer is forwarded to the board, unless the communication relates specifically to a customer inquiry or complaint in which shareholder status is not relevant. The Chief Executive Officer and the corporate Secretary have been given the authority to conduct that screening process and make that determination. The procedure has been unanimously approved by the board, and was specifically approved by its independent members. Unless and until any other more specific procedures are developed and posted on the Company corporate website, any communications to the board of directors should be sent to it in care of the Chief Executive Officer or the corporate Secretary.
     Director Attendance at Annual Shareholders’ Meeting. Bank Mutual Corporation expects all of its directors to attend the annual meeting of shareholders. A board meeting is also held immediately after the annual shareholders’ meeting to facilitate directors’ attendance at both. All directors attended the 2006 annual meeting of shareholders.
     Code of Ethics. As a long-standing part of the Company’s and the Bank’s corporate governance practices, the Bank has had for many years a code of ethics. Bank Mutual Corporation has built on that code to reflect current circumstances and SEC and Nasdaq definitions for such codes, and has adopted a vision statement and a code of ethics for itself, the Bank and other subsidiaries. Among other things, the code of ethics and code of conduct include provisions regarding honest and ethical conduct, conflicts of interest, full and fair disclosure, compliance with law, and reporting of and sanctions for violations. The codes apply to all directors, officers and employees of Bank Mutual Corporation and subsidiaries. The Company has posted copies of its vision statement and code of ethics, including the related code of conduct, on its corporate website, at www.bankmutualcorp.com, under the link “Corporate Governance”. If further matters are documented, or if those documents (including the code of ethics and the code of conduct) are changed, waivers from the code of ethics or the code of conduct are granted, or new procedures are adopted, those new documents, changes and/or waivers will be posted on the corporate website at that internet address.
DIRECTORS’ COMPENSATION
Meeting Fees
     The Company. In 2006, Bank Mutual Corporation’s directors who are not officers received a $14,000 annual retainer for serving as a member of the Board of Directors. Each director also received a fee of $1,400 per board meeting attended, the Chairman of the Audit Committee received $1,000 for each Audit Committee meeting and each other non-officer director received $500 for each meeting attended of a committee of which the director is a member. For purposes of determining fees, meetings include conference calls in which committee chairs and/or other representatives participate to review Company disclosures and filings. The same fees remain in effect for 2007. Some directors of the Company also serve as a director of the Bank; compensation for service on the Bank’s Board of Directors is described below.
     The Bank. The Bank does not pay a retainer fee to its directors. Each director received a $1,200 fee for each board meeting attended and each non-officer director received a $1,200 fee for attending an executive committee meeting. The same fees remain in effect for 2007. Messrs. Buestrin, Crowley Jr., Dwyer, Herr, Mielke, Olson and Rolfs were directors of the Bank, and Messrs. Buestrin, Crowley Jr., Dwyer, Olson and Rolfs were members of the Bank’s executive committee in 2006; all continue as such in 2007.
Stock Incentive Plans
     Bank Mutual Corporation directors are eligible to participate in the Company’s 2004 Stock Incentive Plan (“2004 Stock Plan”), and were eligible to participate in the 2001 Stock Incentive Plan (“2001 Stock Plan”). No

options or awards of restricted stock were granted under either plan in 2006 or 2005. In 2004, each non-officer director received 32,000 shares of restricted stock, with a value of $10.673 per share on the date of grant, and options to purchase 80,000 shares at $10.673 per share, under the 2004 Stock Plan. The options and restricted stock grants vest 20% per year, becoming fully vested after five years, subject to accelerated vesting in the event of a change in control of the Company, death or disability. The directors also received grants in 2001 under the 2001 Stock Plan, which have fully vested. No further awards may be made under the 2001 Stock Plan.
Deferred Plans for Directors
     The Bank. The Bank maintains a deferred retirement plan for the Bank’s non-officer directors (other than Mr. Olson, who is covered by the First Northern plan described below). Non-officer directors of the Bank who have provided at least five years of service will be paid $1,167 per month for ten years (or, if less, the number of years of service on the board) after their retirement from the Bank board or age 65, whichever is later. All of the existing eligible directors’ benefits have vested. In the event a director dies prior to completion of these payments, payments will go to the director’s heirs. The Bank has funded these arrangements through “rabbi trust” arrangements and, based on actuarial analyses, believes these obligations are adequately funded. The Bank’s directors’ deferred retirement plan includes provisions whereby the directors may forfeit their benefits for matters specified in the plan that are adverse to the Bank. The plan may be amended by the Bank’s Board of Directors, although a plan amendment may generally not impair the rights of persons who are receiving benefits under the plan.
     First Northern. A similar deferred retirement plan of First Northern terminated upon First Northern Savings Bank’s merger into the Bank in 2003. Messrs. Lopina, Olson and Swoboda have vested benefits under that plan, but will not accrue further benefits. That plan provides for monthly payments of $1,000 for 180 months after the end of board service or until the director’s death if earlier. Payments under that plan began in 2003 to Messrs. Lopina, Olson and Swoboda as a consequence of the merger of First Northern into the Bank, and those payments are guaranteed for a minimum of three years.
Directors’ Compensation Table
     Set forth below is a summary of the compensation paid to each non-officer director in fiscal 2006:
DIRECTOR COMPENSATION TABLE
2006

	Fees Earned or			All Other
	Paid in Cash	Stock	Option	Compensation
Name	($)(1)	Awards ($)(2)	Awards ($)(2)	($)(3)	Total ($)
Mr. Buestrin	$72,900	$76,089	$15,123	$—	$164,112
Mr. Dwyer	61,200	76,089	15,123	—	152,412
Mr. Herr	39,600	76,089	15,123	19,588	150,400
Mr. Lopina	27,200	76,089	15,123	12,000	130,712
Mr. Mielke	51,900	76,089	15,123	—	143,112
Mr. Olson	66,700	76,089	15,123	12,000	169,612
Mr. Rolfs	75,400	76,089	15,123	—	166,612
Mr. Swoboda	26,200	76,089	15,123	12,000	129,412

(1)	Includes annual retainer, meeting, committee and chairmanship fees.

(2)	No options were granted, or shares of restricted stock awarded, in 2006. The amounts shown reflect the amounts expensed in 2006 for grants and awards in prior years. The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), which requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity instrument at the time of grant. The compensation expense is recognized over the vesting period. The requirements of SFAS No. 123(R) became effective beginning in the first quarter of fiscal 2006. The assumptions used to determine the valuation of the awards are discussed in footnote 1 to our consolidated financial statements.

The ultimate value of the options will depend on the future market price of Company common stock, which we cannot forecast. The actual value, if any, that an optionee would realize upon exercise of an option depends on the market value of our common stock as compared to the exercise price when the option is exercised.

(3)	Represents, in the case of Messrs. Lopina, Olson and Swoboda, payments under the First Northern directors’ deferred retirement plan. In the case of Mr. Herr, it represents benefits accrued during the fiscal year under the Bank’s deferred retirement plan for directors, based on one additional year of service. The deferred compensation payments for other non-officer directors of the Bank, as described above, have fully vested. No further benefits are being accrued nor do any earnings accrue thereon.

No options or restricted stock were awarded in fiscal 2006. Each non-officer director had the following equity awards outstanding as of the end of fiscal 2006.

	Option Awards	Stock Awards
	Number of Securities
	Underlying Unexercised	Number of Shares of Stock
Name	Options (#)	That Have Not Vested (#)
Mr. Buestrin	130,000	19,200
Mr. Dwyer, Jr.	80,000	19,200
Mr. Herr	123,565	19,200
Mr. Lopina, Jr.	80,000	19,200
Mr. Mielke	103,372	19,200
Mr. Olson	153,372	19,200
Mr. Rolfs	80,000	19,200
Mr. Swoboda	153,372	19,200

The options expire on the earlier of (i) 10 years from the date of grant, or (ii) termination of service as a director. As to each of the directors, options for 48,000 shares have not yet vested. The restricted shares vest 20% per year in each of the five years after the May 2004 grant date, or earlier in the event of termination of service as a director or a change of control as defined in the 2004 Stock Plan.
Other
     See “Executive Compensation” for compensation paid to, and other compensatory agreements with, Mr. Crowley Jr. as an executive officer and employee of Bank Mutual Corporation and the Bank. See also “Certain Transaction with the Company” for information on amounts paid to Michael T. Crowley, Sr., a former director and the father of Mr. Crowley Jr., and for architectural services fees paid to Mr. Herr’s company.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Under the federal securities laws, Bank Mutual Corporation’s directors, its executive officers and any person holding more than 10% of the common stock are required to report their initial ownership of the common stock and any change in that ownership to the Securities and Exchange Commission (“SEC”). Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file such reports by these dates during the last year.
     The Company believes that all of these filing requirements were satisfied on a timely basis for the year ended December 31, 2006. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.
COMPENSATION DISCUSSION AND ANALYSIS
     Summary. The Board’s Compensation Committee makes decisions relating to Company compensation consistent with an intent to use compensation to attract and retain talented and highly-experienced personnel, together with providing incentives for that personnel to maximize corporate performance. The major elements of compensation that the Committee uses to achieve these goals are driven by competitive pressures and include:
•	fixed salaries, which are intended to provide our executive officers with a predictable stream of income for their living expenses;

•	annual cash incentive bonuses, which tie potential additional cash compensation to specified objective Company financial goals and specific individual performance goals;

•	stock-based compensation, which is intended to further align the interests of our executive officers and our shareholders and incent executive officers by providing economic rewards as shareholder value increases; and

•	longer-term compensation, including retirement benefits and protections in the event of a change in control, which are intended to reward long-term service to the Company and provide a degree of security to executive officers to assist their focus on corporate goals.
     In addressing these elements, the Company is aware that there is a high degree of competition for the services of talented employees, particularly those with significant experience in the financial institutions industry. The Committee particularly focuses on obtaining and retaining the services of highly experienced personnel, especially those with a long-term commitment to the Company.
     Committee Composition. The Bank Mutual Corporation Board of Directors has established a Compensation Committee to determine salaries, and make other compensation and plan decisions. The Committee made compensation determinations for 2006, and expects to continue in that role going forward. All members of the Committee are independent directors; the current members of the Compensation Committee are identified below.
     Compensation Philosophy. In determining compensation, the Committee has recognized that the Company must provide its executive officers and key employees a competitive compensation package in order to attract and retain talented and highly experienced personnel. The Committee has sought to offer compensation which it believes is in line with compensation paid by other similarly situated institutions, including banks, savings banks and savings associations, so as to be neither unduly generous nor lagging behind other institutions. In making its decisions, the Committee has also noted that, as a mutual institution, the Bank previously could not provide stock-based incentive compensation, as could publicly-held institutions, and noted the effect on prior compensation when going forward. In particular, and in part because of the years as a mutual institution, the Committee has sought to especially recognize and reward service to the Company over an extended period of time; the Committee believes that the Company greatly benefits from this continuity of experience.
     The Compensation Committee has the ultimate authority within the Company to make fundamental decisions as to the types of compensation plans offered by the Company as well as determining compensation levels under those plans. In making its determinations (including for fiscal 2006 and 2007), the Committee has utilized compensation summaries involving comparably-sized Midwestern financial institutions. These studies were prepared by RP Financial, which also advises the Company on certain other financial matters. Since the analyses by

RP Financial have generally involved objective criteria and summarization, the Committee believes that RP Financial is sufficiently independent to make an appropriate review even though the Company utilizes its services for other purposes. RP Financial has not provided other compensation consulting services, nor has any other party in recent periods. The Company also purchases other third-party compiled compensation information relating to peers. The Committee has full discretion as to whether to use compensation consultants or other third party services, and the identity and compensation of such persons or entities.
     In addition, upon request, other personnel of the Company (including from time to time executive officers) compile and summarize additional information for the Committee. In 2006, Messrs. Crowley Jr. and Maurer provided these services. Mr. Crowley Jr. participates in discussions of other executive officers’ compensation, but not in discussion of his own.
     Elements of Compensation. The Company, with the review of the Committee, offers various types of compensation for its executive officers and, in most cases, other employees. The Committee offers various types of compensation to achieve and balance various corporate goals and remain competitive with other financial institutions. The Company’s corporate goals include attracting and retaining highly-qualified employees, motivating those employees to achieve improved corporate results, and connecting employees’ interests with our shareholders’ interests in order to induce long-term commitment to the Company through the provision of financial security in retirement and, in the case of executive officers, in the event of a change in control of the Company.
     Salary. The Company provides a significant portion of compensation through a fixed salary. The Committee believes that providing competitive base salary levels is important in attracting and retaining talent, as the salary levels are often the initial point of consideration in a compensation package. The Committee also believes salary is important to provide officers with a steady and predictable source of income for them and for their families’ basic living needs. However, the Committee has recently de-emphasized salary as compared to short-term and long-term incentives.
     Cash Bonus/Incentives. The Committee considers it important to offer financial incentives to achieve corporate performance goals that are measured by specific financial metrics. Therefore, the Company provides cash incentives through its Management Incentive Compensation Plan (the “Management Incentive Plan”). Under the Management Incentive Plan, the Committee establishes Company financial performance criteria on which cash bonuses depend. The Committee believes it is important to develop these performance criteria to provide management with specific incentives to achieve corporate financial goals. These goals are particularly targeted to the Company’s goals and results, and do not depend upon performance in the stock market, which can be heavily influenced by factors outside of the Company’s control and financial performance. The Committee believes that this creates further incentive for employees to achieve corporate goals.
     Individual goals are also set for the executive officers (other than the CEO) and employees, and a portion of the bonus depends upon the achievement of these goals. The Committee believes that it is important to particularize some portion of the bonus for these individuals to incent personal performance. However, in the case of executive officers, to recognize the importance of the Company-wide goals, these bonuses may be earned only if the Company meets its corporate financial performance thresholds.
     Stock-Based Plans. The Company and Committee provide incentives that link executive officers’ compensation to the returns experienced by Company shareholders. To accomplish that, the Committee established two compensation plans — a stock incentive plan and an employee stock ownership plan - that are based upon the Company’s common stock. Under the Company’s 2004 Stock Incentive Plan (“2004 Stock Plan”), the Committee may grant stock options and make management recognition awards of shares of restricted stock. Stock options, which are awarded at the average market value on the date of grant, are intended to reward option holders in the event of increases in market price of that stock. Restricted stock grants are intended to provide an additional equity stake in the Company with the goal of helping grantees further identify with other shareholders of the Company. Both options and restricted stock vest over five-year periods, both to comply with Office of Thrift Supervision (“OTS”) regulations and to incent long-term employment with the Company.
     The 2004 Stock Plan and a similar predecessor plan, the 2001 Stock Incentive Plan (“2001 Stock Plan”), were established at the times of Company’s conversion transactions from a mutual institution to a fully shareholder-owned institution. OTS regulations significantly limit the types of plans that may be adopted shortly after conversion. Because the 2004 Stock Plan and its predecessor were adopted during those periods, they were limited by those regulations. In light of the OTS regulations and in recognition of the fact that periods of conversion from a mutual form of organization create insecurity for management and other employees, the Committee did not believe it was appropriate to impose further limitations upon the stock plans. Therefore, for example, we chose to implement plans which provide for time vesting (rather than performance vesting) for the awards. In addition, through 2006, we have made relatively large option grants only upon the establishment of these plans after the two conversion transactions (rather than making annual grants) because we believe that this practice would recognize the past service of our key employees and best recognize long-term service to the Company. Options can no longer be granted under the predecessor plan; however, they can still be granted under the 2004 Stock Plan.
     The Committee regularly considers whether to begin making more frequent grants, and may determine in the future to do so; the Committee also considers and makes additional grants in connection with new hiring and significant promotions. As the Company continues further into its existence as a shareholder-owned institution, the particular factors which affected it during its period of conversion are becoming less significant, and more regular award grants may be considered.
     In addition, at the time of the 2000 initial conversion transaction, we also established our Employee Stock Ownership Plan (“ESOP”) to provide further equity ownership of the Company generally throughout the Company’s employee base. In 2003, at the time of the Company’s second-step conversion, the Company did not make an additional re-load contribution to its ESOP, which would have been permitted under OTS regulations, because the Committee believed that the amount committed to the ESOP in 2000 was sufficient to achieve its goal without adding additional expense going forward. The ESOP was established in accordance with OTS regulations. The ESOP is intended to increase the depth of share ownership among employees. We have also adopted Benefit Restoration Plans (the “Restoration Plans”) which, as related to the ESOP, provide the equivalent of full participation by any Company employee whose compensation is above Internal Revenue Code (the “Code”) limitations to be considered for participation in the ESOP. We believe that that was appropriate so that the persons covered by the Restoration Plans could receive benefits similar to other Company employees, so as not to dis-incent the highest-paid personnel.
     Retirement and Post-Employment Compensation. The Company maintains both the Bank Mutual Corporation Pension Plan (the “Pension Plan”), a defined benefit plan, and the Company’s 401(k) Retirement Plan (the “401(k) Plan”), a defined contribution plan that also allows voluntary employee contributions. In connection with these plans, the Company also maintains a supplemental retirement plan applicable to Mr. Crowley Jr. (the “Supplemental Plan”). The Restoration Plans also have provisions for executive officers relating to the 401(k) Plan.
     The Company and its predecessors have maintained the Pension Plan for over 45 years. Under the Pension Plan, which is supplemented by the Supplemental Plan, benefits are determined by a matrix depending upon final average compensation (salary and bonus) and years of credited service to the Company. It is Company policy to evaluate the Pension Plan periodically to help ensure that it is adequately funded. The Committee believes that it is appropriate to continue to offer a defined benefit retirement plan because the Company’s employees have, over the course of the many years, come to depend upon the Pension Plan as a source of income to provide security in retirement and because the years of service provisions of the Pension Plan incent employees to remain with the Company over time, thus helping to provide the Company with a stable and experienced employee base. The Company’s decision to maintain both a defined benefit plan and a defined contribution plan was based on its evaluation of the costs of those plans and its determination that providing both a defined benefit plan and a defined contribution plan was the most cost-effective manner to provide competitive compensation to employees. In particular, the Committee believes that the cost of freezing the Pension Plan and establishing a more generous 401(k) Plan in its place would outweigh the cost of continuing current arrangements. Also, the Company uses cliff vesting (whereby the employee’s benefits vest all at once after five years, at the maximum permitted by law) to recognize longer-term service, and the forfeitures relating to unvested benefits help to fund benefits for continuing employees.
     The Company’s 401(k) Plan permits supplemental employee contributions, with a minimal Company match. When it was acquired by the Company in 2000, First Northern Capital Corporation did not maintain a defined benefit plan; rather, its employees participated in a defined contribution retirement plan, with a more generous company match than the Company’s. Former employees of First Northern were subsequently integrated into the Pension Plan. At that time, however, the Company decided to retain its prior 401(k) Plan and expand it Company-wide, retaining only the Company’s minimal match. The Committee maintained the 401(k) Plan to provide employees an additional vehicle under which they could further save for retirement. Under the 401(k) Plan, the Company makes matching contributions up to a stated percentage (currently 1%) of the participating employee’s salary because it believes that this modest incentive assists with employee morale and long-term employee well-being.
     The Restoration Plans and Supplemental Plan are intended to provide benefits equivalent to those under the Pension Plan and 401(k) Plan for certain individuals whose benefits otherwise are limited with respect to qualified tax treatment under the Internal Revenue Code as a result of income or payment limitations. The Committee believes it is appropriate to maintain the Supplemental Plan and the Restoration Plans because it believes that it is not appropriate to provide these individuals with a benefit that is proportionately less than other employees simply due to the Code’s limits on covered salary and/or years of service which may be considered in a tax-qualified retirement plan. In essence, these additional plans only retain the same percentage level of benefit which would have applied but for the Code’s limits.
     The Company maintains a separate supplemental retirement agreement with Mr. Colberg, which was entered into between First Northern and Mr. Colberg before First Northern’s acquisition by the Company. Mr. Colberg’s benefits under this agreement were fully vested by the time of the acquisition. However, Mr. Colberg did not begin participating, or accrue years of service, in the Pension Plan until after the First Northern acquisition.
     The Company has employment agreements with its executive officers. These agreements include change in control provisions. The Committee believes it is important to have agreements, including change in control provisions, to provide security to the executive officers in view of their long-term dedication to the Company, which the Company, in turn, believes will facilitate those officers’ commitment and dedication to the Company, particularly in cases where Company interests may diverge from a personal interest. The change in control provisions utilize a “double trigger” before benefits are payable because the Committee did not believe it was appropriate to provide benefits simply upon the change in control if employment is not affected.
     Other Benefits. Executive officers qualify for the same group health, life and disability insurance benefits as other full-time salaried employees of the Company. The Committee believes that these insurance benefits are generally important to address market conditions and attract and retain qualified employees. In addition, the Company reimburses officers and other high-level employees for approved memberships in certain civic and industry groups, appropriate attendance at related functions and, in one case, the cost of a club membership used exclusively for appropriate business entertaining. However, because these expenses are reimbursed only if and to the extent they are specifically incurred for business purposes, these are not considered by the Committee to be “perquisites” or personal benefits to these persons. The Committee seeks to minimize any benefits or “perquisites” for executive officers which are not on the same terms and conditions as other salaried employees; however, certain executives receive use of a business automobile, which is not on the same terms as other salaried employees.
     2006 Annual Compensation Determinations. The Committee makes determinations of salary and cash bonus incentives, and decisions relating to awards of stock-based incentives, on an annual basis. The following paragraphs discuss the Committee’s determinations for 2006, and includes the results under the annual cash incentive plan for 2006.
     Base Salary. In determining the base salary of executive officers for 2006 under their employment agreements, the Committee reviewed, among other things, RP Financial’s studies of peer institutions, other peer group information gathered by Committee members, the historical compensation of the officers and the performance of the Company and its subsidiaries. The Committee also prepares tally sheets summarizing compensation, awards and vesting over the past several years under the various plans and arrangements under which the officers receive compensation and benefits. In addition, the CEO provides the Committee with salary recommendations for each executive. After reviewing the various materials and considering management’s recommendations, the Committee discusses each executive individually and decides his or her base compensation for the upcoming year.

     The bonus and incentive plans are heavily performance based and remained significant in 2006; as a result, base salary determinations for 2006 were not directly related to statistical corporate performance. In addition, the Committee noted that stock-based incentives were awarded in 2001 and 2004 and provided an additional means of compensation, but that no additional awards were made in 2005 or expected to be (or in fact) made in 2006. Based upon those factors, the Committee determined that executive officers, other than the chief executive officer, should receive an increase (ranging from 3.5% to 4.1%) in base salary for 2006, with amounts varying depending upon individual responsibilities and salary levels.
     Cash Bonus/Incentives. For fiscal 2006, annual cash bonus payments were determined under the Management Incentive Plan. Under the Management Incentive Plan, a portion of each participant’s (other than the CEO) incentive opportunities is based on corporate performance and a portion on individual performance. The Management Incentive Plan provides bonus payments depending whether the Company achieved various threshold, target or maximum levels of performance. For 2006, the Committee set the Company’s return on assets target at 0.74% and the net income target at $25.3 million. (By comparison, in 2005 the Company achieved 0.80% and $28.0 million on these metrics.) If the targets are met, each of the executive officers receives target bonus payments (expressed as a percentage of base salary), which vary from 20% of salary for the CEO to 18% for the other executive officers. Each officer can earn up to double the target amount if performance reaches maximum levels. Actual bonus amounts are determined based upon the Company’s performance with respect to the financial criteria mentioned above. For each percentage point by which the Company missed its targets, the potential bonus is reduced by 1.5 percentage points. For each percentage point above target, the potential bonus is increased by 2 percentage points. If Company performance reaches at least 80% of the target amounts, executives are eligible to receive threshold bonuses (which are equal to the target bonus amount minus the 1.5 times percentage point reduction discussed above). If the Company’s performance is below 80% of the performance target (which would result in 70% of target bonus), no bonuses are paid.
     The Management Incentive Plan also permits a portion of the bonus to be determined based on individual performance goals. Under the plan, 20% of the bonuses for selected individuals (excluding Mr. Crowley Jr.) is connected to individual performance goals and the other 80% of bonuses is connected to corporate performance. In practice, the Committee generally uses the percentage earned based on corporate performance as a ceiling on the percentage earned for personal performance goals. If the Company does not reach at least 80% of its targeted performance goals, no bonuses (neither corporate performance based nor personal performance based) are paid; however, even in those cases, individuals may be eligible to earn discretionary bonuses. In the case of Mr. Crowley Jr., his bonus is determined solely on corporate performance.
     In fiscal 2006, the Company achieved 78% and 79% of its return on assets and income targets, respectively, for a performance average of 78.5%. Therefore, due to the reduction by 1.5 times the percent by which goals were missed, performance was below the threshold amounts and no bonuses were earned based on corporate performance measurements. Because no bonus was earned with respect to corporate performance, executive officers were also not paid any bonus with respect to their individual performance goals. No discretionary bonuses were paid to executive officers for 2006 performance.
     Stock-Based Incentives. The Committee believes that stock-based compensation can provide an important incentive to executive officers that aligns officers’ interests with those of shareholders, since the value of the compensation will depend upon the performance of the stock price. However, in view of the significant awards made in 2001 and 2004 under the 2004 Stock Plan and its predecessor plan, the Committee did not grant any stock options, or award any restricted shares, to executive officers in 2005 or 2006.
     Other Benefits. In 2006, certain executive officers (including the Chief Executive Officer) also received use of a business automobile which was not on the same terms as other salaried employees. The value of this perquisite totaled less than $1,500 in each case.
     Chief Executive Officer Compensation. In addition to the factors discussed above, when determining the salary of the Chief Executive Officer, the Committee continued a transition that began in 2002 to more incentive-based compensation because the Committee continues to believe that that type of compensation provides well-targeted incentives and encourages employees to strive to achieve corporate goals. In its determinations, the Committee reviewed the CEO’s performance and goals during 2005. The Committee was pleased with the CEO’s performance and decided to increase his base salary to $640,000 in 2006, a 3.2% increase; his salary was not increased in 2005. The Committee also noted that under the Management Incentive Plan, the Chief Executive Officer would be eligible to earn a target cash incentive bonus in 2006 of up to 20% of his base salary. The CEO received no 2006 bonus, as a result of corporate performance. Because of the significant level of option and restricted stock awards in 2001 and 2004 under the 2004 Stock Plan and its predecessor, no awards were made to the CEO in 2005 or 2006. The CEO also receives board fees for service on the Bank’s Board of Directors.
     In 2006, the CEO was allocated 3,395 shares under the ESOP, on the same basis as other employees. In determining salary for 2006, the Committee considered the CEO’s participation in the Company’s Restoration Plans and his supplemental retirement benefits. Under the Restoration Plans, the CEO received payments totaling $97,243, due to the limitation of benefits under qualified plans relating to the 401(k) Plan and the ESOP. Under the Supplemental Plan, he received $347,184. The Committee continues to believe it is fair and appropriate to maintain the Restoration Plans and the Supplemental Plan to fully recognize the CEO’s compensation when determining benefits under other plans which generally are available to all full-time employees because it wants to remain competitive with industry peers and properly reward the CEO’s efforts and because it believes that it is not appropriate to provide the CEO with a benefit that is proportionately less than other employees simply due to the Code’s limits on covered salary and/or years of service which may be considered in a tax-qualified retirement plan. In essence, the Restoration Plans and Supplemental Plan only retain the same percentage level of benefit which would have applied but for the Code’s limits.
     Employment Agreements/Change in Control Provisions. The Company also maintains employment agreements, which include change in control provisions, with its executive officers. See “Executive Compensation—Employment Agreements and Payments on Change in Control” below. Mr. Crowley Jr.’s agreement has been in effect, with subsequent amendments, for over 13 years. The other executive officers’ employment agreements were entered into in 2000, in connection with the Company’s initial conversion to a shareholder-owned entity and the acquisition of First Northern. First Northern executive officers, two of whom became executive officers of the Company, had pre-existing employment agreements, and the Company believed it was important that similar agreements continue with the Company in order to maintain continuity. At the same time, the Company believed it would be appropriate to enter into analogous employment agreements with other executive officers so as to provide for similar treatment for similarly situated persons. The Committee continues to renew these employment agreements on an annual basis because it believes that the agreements provide an appropriate degree of security for these persons which, in turn, enhances their continuing efforts to pursue Company goals, even in situations where they may not align with their personal interests. The Chief Executive Officer’s employment agreement is more extensive than those of other executives, in recognition of his more extensive responsibilities.
     The employment agreements and the 2004 Stock Plan include provisions which provide additional protections to the employees in the event of a change in control of the Company. We believe it is important to have these types of agreements with our executive officers in order to provide them with incentive to consider transactions that may be in the Company’s best interest without jeopardizing the security of their individual positions. The Company has adopted particular change in control provisions in an attempt to balance the potential cost of these provisions to an acquirer, which the Committee believes to be quite modest, with a meaningful degree of security to the affected personnel. In particular, the Company’s change in control agreements have a “double trigger,” which means that change in control benefits are payable to the executive only if the ownership or control of the Company changes and, after such change, the executive’s compensation or duties are significantly reduced or altered. The Company utilizes the double trigger because it believes that, while it is appropriate to protect key personnel in the event of an acquisition, those protections should be limited to situations in which actions are taken that substantially affect their employment. However, under the 2004 Stock Plan, there is a simple trigger so that unvested options and restricted shares automatically vest upon a change in control. The 2004 Stock Plan provides for automatic vesting because we believe that the recipients of these awards should receive the intended benefits in the event that the Company’s shareholders receive a commensurate benefit in a transaction.
     Tax Considerations. Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million during a fiscal year to certain executive officers of publicly-held companies. Exceptions are made for, among other things, performance based plans approved by shareholders. Stock options are considered performance based compensation; however, restricted stock awards are not unless they are coupled with performance goals. The Committee is mindful of these limitations; for 2006, approximately $978,750 of Mr. Crowley Jr.’s taxable compensation (resulting primarily from the vesting of restricted stock) was not deductible. Shareholder approval of the 2004 Stock Plan and its predecessor was obtained, among other reasons, to qualify for an exception from Section 162(m) for any performance based compensation (such as options) payable under the plans.
     Other provisions of the Code can also affect the decisions we make. Under Section 280G of the Code, a 20% excise tax is imposed upon executive officers of a public corporation who receive “excess” payments upon a change in control if the payments exceed an amount approximating three times their average annual compensation, determined by a five-year average. The excise tax applies to all payments over average annual compensation. Under Section 280G, the Company would not be able to deduct “excess” payments. To avoid application of Section 280G, our change in control agreements provide that benefits payable pursuant to them are limited to 2.99 times the “average compensation” as determined under the Code.
     In addition, the Code was recently amended to provide a surtax under Section 409A upon deferred compensation paid to former executive officers of publicly-held corporations after they leave a company. We have made some changes to our benefit plans and agreements to help avoid the potential application of this surtax. We do not expect these changes to have material tax or financial consequence on the Company.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     As part of its duties, the Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained above in this proxy statement. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report to shareholders on Form 10-K and be included in this proxy statement.
Members of the Compensation Committee:

David J. Rolfs, Chairman
Raymond W. Dwyer, Jr.
Thomas J. Lopina, Sr.
William J. Mielke

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(2)	($)(4)	($)(5)	($)
Michael T. Crowley, Jr.	2006	$665,600	$0	$712,545	$135,093	$0	$435,069	$145,790	$2,094,097
Chairman, President and Chief Executive Officer of the Company and the Bank

Rick B. Colberg	2006	127,500	0	105,231	24,630	0	15,998	29,381	302,740
Chief Financial Officer of the Company

P. Terry Anderegg	2006	178,400	0	105,231	24,630	0	29,203	42,245	379,709
Senior Vice President - Retail and Operations of the Bank

Eugene H. Maurer, Jr.	2006	176,250	0	105,231	24,630	0	75,143	40,139	421,393
Senior Vice President and Secretary of the Company; Senior Vice President and Secretary/Treasurer of the Bank

Christopher J. Callen	2006	176,000	0	105,231	24,630	0	49,890	39,557	395,308
Senior Vice President - Lending of the Bank

(1)	Includes amounts voluntarily deferred by the named persons under the 401(k) Plan. Those amounts are included in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation” table below.

(2)	No bonuses, either discretionary or based on the formulas under the Management Incentive Plan, were earned in fiscal 2006.

(3)	No options were granted, or shares of restricted stock awarded, in 2006. The amounts shown reflect the amounts expensed in 2006 for grants and awards in prior years. The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), which requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity instrument at the time of grant. The compensation expense is recognized over the vesting period. The requirements of SFAS No. 123(R) became effective beginning in the first quarter of fiscal 2006. The assumptions used to determine the valuation of the awards are discussed in footnote 1 to our consolidated financial statements. See the “Grants of Plan-Based Awards” table below for further discussion regarding the prior years’ awards.

The ultimate value of the options will depend on the future market price of Company common stock, which we cannot forecast. The actual value, if any, that an optionee would realize upon exercise of an option depends on the market value of our common stock as compared to the exercise price when the option is exercised.

(4)	Represents the increase in the actuarial present value of pension benefits, under both our tax-qualified Pension Plan and our related Supplemental Plan, between fiscal 2005 and 2006. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding our pension and deferred compensation plans.

(5)	The amounts listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” above include Company contributions to the Bank Mutual 401(k) Plan, the ESOP and contributions to the Benefits Restoration Plans, which are listed in the table below:

		Company	Company Matching	Company Contribution to
		ESOP	Contribution to	Benefits Restoration Plan		Total
	Year	Allocation	401(k) Plan	ESOP	401(k)	($)
Mr. Crowley Jr.	2006	$41,113	$3,000	$97,243	$4,434	$145,790
Mr. Colberg	2006	27,923	1,458	—	—	29,381
Mr. Anderegg	2006	38,974	2,035	—	1,235	42,245
Mr. Maurer	2006	38,534	1,605	—	—	40,139
Mr. Callen	2006	37,594	1,015	—	948	39,557
The Company maintains employment agreements with each of its executive officers; those employment agreements cover, among other things, the compensation and benefits received by these persons and payments upon termination of employment. For more information on these agreements, see “Employment Agreements and Potential Payments upon Termination or Change in Control” below. In addition, our equity-based awards are made under the 2004 Stock Plan, and annual cash incentive awards are made under our Management Incentive Plan, which is described under “Grants of Plan-Based Awards” below.
Employee Stock Ownership Plan. The ESOP is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21. It became effective at the completion of our 2000 restructuring. The Company loaned the ESOP sufficient funds to purchase up to 8% of the Company shares issued in that transaction to persons other than the then-established mutual holding company of Bank Mutual Corporation. The ESOP has purchased 3,271,947 Company shares.
The loan is for a term of 10 years and calls for level annual payments of principal. Interest payments, at 8% per annum, are made annually. The ESOP initially pledged the shares it purchased as collateral for the loan and holds them in a suspense account until allocated to employees upon repayment of loan principal.
The ESOP does not allocate the pledged shares immediately. Instead, it releases a portion of the pledged shares annually as payments are made on the loan. The loan payments made by the ESOP come from employer contributions and, if determined in certain years, dividends paid on the shares held in the plan. If the ESOP repays its loan as scheduled over a 10-year term, 10% of the shares would be released and allocated to participants annually in 2001 through 2010; however, payments have occasionally been made more quickly by the use of dividends which were paid on unallocated shares to release additional shares. As a result of the actual payments made, 327,493 shares were allocated to participants’ accounts in 2006, and, cumulatively, 1,837,008 shares were previously released and allocated through 2005. The ESOP allocates the shares released each year that are attributable to employer contributions among the accounts of participants in proportion to their compensation for the year. For example, if a participant’s compensation for a year represents 1% of the total compensation of all participants for the year, the ESOP would allocate to that participant 1% of the shares released for the year attributable to employer contributions.
ESOP participants direct the voting of shares which are allocated to their individual accounts. Shares in the suspense account, which are those not yet allocated to individual accounts, are voted at the discretion of the Company’s Board of Directors.
401(k) Plan. To provide an additional incentive for employees to save for their retirement, the Company maintains the Bank Mutual Corporation 401(k) Plan. The 401(k) Plan, a tax-qualified defined contribution plan, is offered to substantially all of our employees. Under the 401(k) Plan, employees may voluntarily contribute additional funds to accounts for their benefit in the plan, and may designate within several specified choices how those funds will be invested. To provide additional incentives for these employees to contribute to their 401(k) accounts, the Company provides matching payments to contributions made by the participating employees. The Company’s matching payments are limited to 20% of the first 5% of salary deferred, for a maximum employer contribution of 1% of the participants’ salary (up to Internal Revenue Code limits).

Restoration Plans. The Company also maintains Restoration Plans to compensate participants for benefits under the ESOP and the 401(k) Plan that they are unable to receive because of limitations under the Internal Revenue Code on contributions and benefits under those plans. The Code restricts the amount of tax-qualified plan benefits that can be received by plan participants, and also limits salary deferrals that an employee may contribute to the 401(k) Plan.
The Restoration Plans provide benefits for all employees, including officers, based on allocations which they would have received in the ESOP in the absence of Code limitations. For example, under the ESOP, only the first $220,000 of earnings were considered in determining ESOP benefits for 2006. Under the Restoration Plan related to the ESOP, each participant receives an amount equal to the benefit that he or she would have received under the ESOP in the absence of the Code’s compensation limit, less the amount received under the ESOP itself.
The Restoration Plan related to the 401(k) Plan permits eligible participants to defer compensation that they are unable to contribute to the 401(k) Plan and receive Company allocations thereunder, in each case because of Code limits. Under the Code, in 2006, only the first $220,000 of compensation is considered in determining benefits under tax-qualified plans.
The Restoration Plan related to the ESOP covers all employees, and the Restoration Plan related to the 401(k) Plan covers officers and key employees who are selected by the board. The annual allocations to employees under the Restoration Plans are not tax deductible by the employer or included in the taxable compensation of the employees receiving the allocations. When benefits are paid to the employees following the termination of employment, the payments, which will require board approval, will be deductible by the employer and included in the taxable compensation of the employees receiving those payments.
GRANTS OF PLAN-BASED AWARDS
2006

		Estimated Future Payouts Under Non-			All Other	All Other
		Equity Incentive Plan Awards (1)			Stock	Option
					Awards:	Awards:
					Number	Number of	Exercise or	Fair Value
					of Shares	Securities	Base Price	of Stock
					of Stock	Underlying	of Option	and
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#) (2)	(#) (2)	($/Sh)	Awards
Mr. Crowley Jr.	12/14/05	$88,600	$128,000	$256,000	—	—	—	—
Mr. Colberg	12/14/05	12,852	18,360	36,720	—	—	—	—
Mr. Anderegg	12/14/05	17,983	25,690	51,380	—	—	—	—
Mr. Maurer	12/14/05	17,766	25,380	50,760	—	—	—	—
Mr. Callen	12/14/05	17,741	25,344	50,688	—	—	—	—

(1)	Because Company financial performance did not meet threshold levels, no bonuses were earned with respect to Company performance in fiscal 2006 and no amounts were actually paid. Please see the “Bonus” and “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

The amounts shown above represent amounts payable pursuant to the Company quantitative portion of the Management Incentive Plan only, based upon 80% of bonus being payable pursuant to these criteria (except for Mr. Crowley, whose bonus is 100% based on these criteria). Executive officers other than Mr. Crowley Jr. are able to earn up to 20% of their target bonus based upon achievement of personal goals, but only if the Company’s quantitative financial goals were met.

(2)	No stock options or shares of restricted stock were awarded in 2006.
All awards in the above table were potential annual cash bonus amounts payable pursuant to the Company’s Management Incentive Plan. Under the Management Incentive Plan, the Compensation Committee sets targets near the beginning of the fiscal year for Company performance, and cash bonus payments depending upon the degree to which the Company meets these targets. The actual bonus amounts are determined based upon the Company’s performance as to those financial criteria. For each average percentage point by which the Company missed its targets, the potential bonus is reduced by 1.5 percentage points; no bonus will be paid for performance more than

20% below targets. For each average percentage point by which the Company exceeds its targets, the bonus is increased by two percentage points. No bonus is earned with respect to any criteria if Company performance is below threshold criteria, also set at the beginning of the year. In addition, the Management Incentive Plan permits a portion of the cash bonus to be determined based upon individual performance goals. In total, Mr. Crowley Jr. was able to earn up to 14% at the threshold, 20% at the target, or 40% at maximum, of his salary as bonus, and other executive officers up to 12.6%, 18% and 36%. For further information as to the computation of these awards for fiscal 2006, see “Compensation Discussion and Analysis — 2006 Annual Compensation Determinations — Cash Bonus/Incentives” above.
No equity-based awards were made to executive officers in 2006 under the Company’s 2004 Stock Plan. Under the 2004 Stock Plan, the Compensation Committee may grant awards of stock options and/or restricted stock to officers, directors and other key employees of the Company and its subsidiaries. Options under the 2004 Stock Plan are priced at the average of the high and low trading prices on Nasdaq on the grant date. Grants thereunder vest upon service with the Company, with 20% of the options and/or shares awarded vesting on each of the first five anniversaries of the grant. The 2004 Stock Plan also includes provisions which provide for accelerated vesting in the event of a change in control of the Company. Awards were also made in 2001 under the substantially similar predecessor plan, the Bank Mutual Corporation 2001 Stock Incentive Plan (the “2001 Stock Plan”).
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
December 31, 2006

	Option Awards					Stock Awards
						Number
						of Shares	Market
	Number of	Number of				or Units	Value of
	Securities	Securities				of Stock	Shares or
	Underlying	Underlying				That	Units of
	Unexercised	Unexercised	Option			Have	Stock That
	Options	Options	Exercise	Option		Not	Have Not
	(#)	(#)	Price	Expiration		Vested	Vested
Name	Exercisable	Unexercisable	($)	Date		(#)(3)	($)(4)
Mr. Crowley Jr.	519,047		$3.2056	5/8/11	(1)
	280,000	420,000	$10.6730	5/3/14	(2)
						168,000	$2,034,480

Mr. Colberg	160,586		$3.2056	5/8/11	(1)
	40,000	60,000	$10.6730	5/3/14	(2)
						24,000	$290,640

Mr. Anderegg	165,086		$3.2056	5/8/11	(1)
	40,000	60,000	$10.6730	5/3/14	(2)
						24,000	$290,640

Mr. Maurer	165,086		$3.2056	5/8/11	(1)
	40,000	60,000	$10.6730	5/3/14	(2)
						24,000	$290,640

Mr. Callen	165,086		$3.2056	5/8/11	(1)
	40,000	60,000	$10.6730	5/3/14	(2)
						24,000	$290,640

(1)	Option award, under the 2001 Stock Plan, which has an exercise price equal to the market value of our common stock (average of the high and low trading prices) on the May 8, 2001 grant date, as adjusted for a subsequent stock split. Vested in five annual increments of 20% each.

(2)	Option award, under the 2004 Stock Plan, which has an exercise price equal to the market value of our common stock (average of the high and low trading prices) on the May 3, 2004 grant date and vests in five annual increments of 20% each beginning on the first anniversary following the grant date. At December 31, 2006, 60% of the options awarded in 2004 remained unvested.

(3)	Consists of restricted shares awarded on May 3, 2004 under the 2004 Stock Plan. The restricted shares vest in five annual increments of 20% each beginning on the first anniversary following the award. At December 31, 2006, 60% of the restricted shares awarded in 2004 remained unvested.

(4)	Based on the $12.11 per share closing price of a share of our common stock on December 29, 2006, the last trading day of the year.
OPTION EXERCISES AND STOCK VESTED
2006

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized
	Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)	(#)(1)	($)(1)
Mr. Crowley Jr.	31,195	$279,800	114,699	$1,323,454
Mr. Colberg	—	—	17,539	202,722
Mr. Anderegg	—	—	17,539	202,722
Mr. Maurer	—	—	17,539	202,722
Mr. Callen	—	—	17,539	202,722

(1)	The number of shares acquired on vesting and the value realized on vesting relates to shares of restricted stock that were granted in 2001 and 2004 under the 2001 Stock Plan and the 2004 Stock Plan, respectively, and that were subject to vesting at the rate of 20% per year in the five years after grant. The shares are valued at the average of the high and low trading prices on Nasdaq on the dates of vesting.
PENSION BENEFITS
The following table provides information on the benefits which are accrued under the Bank Mutual Corporation Pension Plan, the qualified defined benefit pension plan that covers substantially all of our employees, and Mr. Crowley Jr.’s Supplemental Plan, which applies to specified officers.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Mr. Crowley Jr.	Pension Plan	39	$1,683,161	—
Mr. Crowley Jr.	Supplemental Plan	39	4,642,630	—
Mr. Colberg	Pension Plan	5	73,971	—
Mr. Anderegg	Pension Plan	13	269,193	—
Mr. Maurer	Pension Plan	24	748,325	—
Mr. Callen	Pension Plan	7	269,265	—
Pension Plan
The Pension Plan is a qualified defined benefit pension plan which covers all employees of the Company and its subsidiaries who are age 21 or over and who have completed at least one year of service with the Company. Pension benefits are based on the participant’s average annual compensation (salary and bonus), including annual cash incentive compensation, and years of credited service to the Company and its subsidiaries. Years of credited service in the Pension Plan begin at the date of participation in the plan. Benefits are determined in the form of a 10-year certain and life annuity. Pension Plan payments were calculated assuming a retirement age of 65 and a discount rate of 6.0% and using the RP 2000 mortality table for determining post-retirement mortality.

Supplemental Retirement Plan
Designated officers (currently only Mr. Crowley Jr.) also participate in a supplemental non-qualified defined benefit pension plan (the “Supplemental Plan”). The Supplemental Plan provides monthly supplemental benefits to participants that will be paid out of a rabbi trust established for the Supplemental Plan, or unsecured corporate assets. The amount of the Supplemental Plan benefit in the form of a 10-year certain and life annuity is determined as:
•	An amount calculated under the Pension Plan without regard to the limitations imposed by the Code on benefit or compensation amounts and without regard to certain limitations on years of service,

minus

•	The pension benefit accrued under the Pension Plan.
In 2006, under Code limits, the maximum annual benefit payable through the Pension Plan was $175,000 and the maximum annual compensation which could be taken into account to determine pension benefits was $220,000. In 2007, those amounts increased to $180,000 and $225,000, respectively. The Code limits the number of years of service which may be taken into account to 40 years.
Benefits under the Supplemental Plan are calculated assuming a retirement age of 65 and a discount rate of 6.0% and using the RP 2000 mortality table for determining post-retirement mortality. To support obligations payable under the Supplemental Plan, the Company maintains assets in a “rabbi trust”, the amount of which is based on the actuarial value of future benefits; the Company expenses payments into the rabbi trust when they are made. These amounts will be paid from the Company’s funds, including funds of the rabbi trust in the future; they will not be paid out of the assets in the Pension Plan.
NONQUALIFIED DEFERRED COMPENSATION
The Company maintains Restoration Plans which, in part, relate to Code limits on Company contributions made with respect to the 401(k) Plan and the ESOP. The Code limits the salary deferral that an employee may contribute to the 401(k) Plan and also restricts the amount of tax-qualified plan benefits that can be received by plan participants. It also limits the amount of salary which may be considered for ESOP allocations. See the description included following the Summary Compensation Table above.
The following table includes information as to the Restoration Plans additional contributions.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings in	Withdrawals/	Balance at Last
	in Last FY	Last FY	Last FY	Distributions	FYE
Name	($)	($)(1)	($)	($)	($)
Mr. Crowley Jr.	$22,170	$4,434	$41,728	—	$301,252
Mr. Colberg	0	0	0	—	0
Mr. Anderegg	6,175	1,235	5,170	—	42,586
Mr. Maurer	0	0	0	—	0
Mr. Callen	11,567	948	1,498	—	48,394

(1)	These amounts are also included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” above.
*   *   *

Employment Agreements and Potential Payments Upon Termination or Change in Control
     The Bank has employment agreements with Messrs. Crowley Jr., Colberg, Anderegg, Maurer and Callen and Ms. Scholz (another executive officer). The initial terms of all of the employment agreements were three years. For Mr. Crowley Jr., each year the agreement may be extended so that the agreement remains in effect for a rolling three years upon agreement of Mr. Crowley Jr. and by affirmative action of the Bank’s board of directors. For the other executives, on each anniversary date after the expiration of the initial three-year period, the employment term may be extended for one year upon agreement of the executive and by affirmative action taken by the Bank’s board. The terms of the agreements were extended at January 1, 2006 and 2007. Under the employment agreements, each executive is entitled to a base salary which is reviewed annually by the Bank’s board, as well as benefits, perquisites, directors and officers insurance and indemnity, in accordance with the Bank’s policies. Each executive is also entitled to incentive compensation based upon individual performance, the Bank’s incentive compensation plan and the Bank’s financial results.
     The current 2007 annual base salary amounts for each of the covered executive officers are as follows: Mr. Crowley Jr. – $660,000; Mr. Colberg – $147,500; $ Mr. Anderegg – $185,300; Mr. Maurer – $182,250; Mr. Callen – $183,000; and Ms. Scholz – $138,500. These amounts may be changed in subsequent years, but generally may not be reduced.
     The employment agreements can be terminated at the election of the executive officer or the Bank at the expiration of the term, upon death, retirement or disability of the executive, at any time for cause (as defined in the agreements) or voluntarily without cause by the executive or the Bank. Each executive officer may also terminate his or her employment agreement under certain circumstances following a change in control. Upon any event of termination or a change in control, each executive will receive his or her earned but unpaid base salary and incentive compensation, as well as compensation for accrued but unused vacation time. In addition, depending on the manner of termination, each executive will receive additional benefits as discussed and quantified in the tables below.
     If the Bank terminates Mr. Crowley Jr.’s agreement at the end of the term, he will receive a lump sum payment equal to 100% of his annual base salary at the time of termination. In addition, he will receive insurance benefits (life, medical, dental and optical) and required medical coverage at the Bank’s expense for a period of up to 12 months in accordance with the Bank’s policies and applicable law. The other executives do not receive any additional payments if terminated at the end of the current term of his or her agreement.
     Upon each executive’s death or retirement, the executive or executive’s personal representative will receive his or her earned but unpaid base salary and incentive compensation, prorated to the end of the calendar month in which the termination occurred, and compensation for accrued but unused vacation time. The amounts owed in these circumstances will be a lump sum cash payment. Retirement age is set at 55 for Messrs. Crowley Jr. and Colberg and at 65 for the other executives. In Mr. Crowley Jr.’s case, if he is age 65 or older at the time of retirement, the Bank will also pay for certain Medicare coverage. In addition, in the event of death of Messrs. Crowley Jr. and Colberg, the Bank will provide certain medical coverage and benefits for their spouses and dependent children.
     Upon disability, each executive’s unpaid base salary and incentive compensation will be prorated to the end of the calendar month in which the termination occurred; the executive will also receive an amount equal to 100% of his or her annual base salary at the time of termination, as well as insurance benefits (life, medical, dental and optical) at the Bank’s expense for a period of up to 12 months in accordance with the Bank’s policies and applicable law. Mr. Crowley Jr. is also entitled to receive medical coverage required by law at the Bank’s expense for an additional 29 months. In addition, upon termination due to disability, Mr. Crowley Jr. will receive benefits comparable to the amount and duration that other executives would receive under the Bank’s short- and long-term disability plans as if the maximum benefit limitation and eligibility periods did not apply. Similarly, Mr. Colberg will receive, for a one-year severance period, benefits comparable in amount to benefits other executives would receive under the Bank’s short- and long-term disability plans as if the maximum benefit limitation and eligibility periods did not apply.
     If, during the term, the Bank terminates an executive without cause or the executive officer terminates his or her employment for cause (e.g., the Bank reduces the executive’s base compensation or duties or breaches the employment agreement), the executive would be entitled to receive a lump sum payment equal to 100% of his or her base salary at the time of termination through the end of a one-year severance period. In Mr. Crowley Jr.’s case, he would receive such amount for an aggregate of 36 months. In addition, if the Bank terminates an executive officer without cause, the executive will receive insurance benefits (life, medical, dental and optical) at the Bank’s expense through the end of the one-year severance period, in accordance with the Bank’s policies and applicable law. In Mr. Crowley Jr.’s case, the benefits period is extended for a period of up to 36 months after the date of termination. Mr. Crowley Jr. also receives required medical coverage at the Bank’s expense and potential Medicare benefits, if he is age 65 or older at the time of termination. The Bank must also pay each executive officer a lump sum cash payment in an amount equal to the product of the Bank’s annual aggregate contributions for the executive to all qualified retirement plans in the year preceding termination and the number of years in the severance period (Mr. Crowley Jr. receives three times the Bank’s annual aggregate contributions).
     Each executive also has the right to terminate his or her employment following a change in control of the Bank if any of the following occur as a result of the change in control: the executive’s compensation, benefits, responsibilities or duties are reduced, or the executive is transferred more than 50 miles from his current principal office of employment or is required travel as part of his or her duties more than in the past. Upon any termination resulting from a change in control, each executive has a right to receive severance payments and termination benefits as if a termination by the Bank without cause had occurred. In addition, Messrs. Crowley Jr. and Colberg will continue to receive certain perquisites in the event of a change in control of the Bank.
     Under each employment agreement, the aggregate amount of all severance payments and termination benefits payable to the executive officer, computed on a present value basis, may not exceed an amount which would cause the payments to be characterized as “parachute payments” within the meaning of Section 280G(b)(2) of the Code. That section generally defines parachute payments to include any severance payments and termination benefits which, on a present value basis, equal or exceed three times the person’s average annual total compensation over a five-year period immediately preceding the change in control.
     If an executive is terminated by the Bank for cause, the executive will receive his or her earned but unpaid base salary and incentive compensation, as well as compensation for accrued but unused vacation time; however, the executive will not be entitled to any compensation or employment benefits for any period after the date of such termination, or the continuation of any benefits, except as may be required by law. In addition, the employment agreements for all executives other than Mr. Crowley Jr. contain specific conditions under which the Bank’s obligations to make payments or provide benefits would be suspended or terminated. If the executive is suspended or temporarily prohibited from participating in the Bank’s affairs pursuant to the Federal Deposit Insurance Act (“FDIA”), the Bank’s obligations will be suspended, and if the executive is removed or permanently prohibited from participating in the Bank’s affairs pursuant to the FDIA, the Bank’s obligations will terminate, except that the executive will still be entitled to vested rights. Each agreement may also be terminated by the Office of Thrift Supervision if it is determined that the Bank needs assistance or is in an unsafe or unsound condition.
     Each executive officer is also subject to non-compete provisions, under which he or she agrees not to compete with the Bank for the greater of one year or the period for which he or she received post-employment compensation under the agreement, but not to exceed two years. If the executive breaches the non-compete provisions, the Bank is entitled to injunctive and equitable relief in addition to other remedies available at law.
     The following tables set forth the estimated current value of benefits that could be paid to our Named Executive Officers upon various events of termination or a change in control under the individual employment agreements with the Named Executive Officers and the terms of our equity compensation plans. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers; the actual amounts would be known only at the time that they become eligible for payment and would be payable only if a termination event or change in control were to occur. The table reflects the amounts that could be payable under the various arrangements if a termination event or change in control had occurred at December 29, 2006.

TERMINATION AND CHANGE IN CONTROL PAYMENTS AND BENEFITS
Michael T. Crowley Jr.

			Early	Early
		Incentive	Vesting of	Vesting of	Accrued
	Base	Compensation	Stock	Restricted	and Unused	Other
Event	Salary (1)	(2)	Options (3)	Shares (4)	Vacation	Benefits (5)		Total
Termination by Bank at End of Term	$640,000	$0	N/A	N/A	$49,231	$25,492		$714,723

Death	$0	$0	$603,540	$2,034,480	$49,231	$14,272		$2,701,523

Retirement	$0	$0	N/A	N/A	$49,231	$0		$49,231

Disability	$640,000	$0	$603,540	$2,034,480	$49,231	$353,083		$3,680,334

Termination by Executive For Cause	$1,920,000	$0	N/A	N/A	$49,231	$0		$1,969,231

Termination by Bank Without Cause	$1,920,000	$0	N/A	N/A	$49,231	$1,353,162	(6)	$3,322,393

Termination by Executive Due to Change in Control	$1,920,000	$0	$603,540	$2,034,480	$49,231	$1,354,236	(6)	$5,961,487	(7)

Other Executive Officers
			Early	Early
		Incentive	Vesting of	Vesting of	Accrued and
Event / Name of	Base	Compensation	Stock	Restricted	Unused	Other
Executive Officer	Salary (1)	(2)	Options (3)	Shares (4)	Vacation	Benefits (5)	Total
Death

Mr. Colberg	$0	$0	$86,220	$290,640	$490	$17,350	$394,700

Mr. Anderegg	$0	$0	$86,220	$290,640	$4,117	N/A	$380,977

Mr. Maurer	$0	$0	$86,220	$290,640	$6,779	N/A	$383,639

Mr. Callen	$0	$0	$86,220	$290,640	$6,092	N/A	$382,952

Retirement

Mr. Colberg	$0	$0	N/A	N/A	$490	N/A	$490

Mr. Anderegg	$0	$0	N/A	N/A	$4,117	N/A	$4,117

Mr. Maurer	$0	$0	N/A	N/A	$6,779	N/A	$6,779

Mr. Callen	$0	$0	N/A	N/A	$6,092	N/A	$6,092

			Early	Early
		Incentive	Vesting of	Vesting of	Accrued and
Event / Name of	Base	Compensation	Stock	Restricted	Unused	Other
Executive Officer	Salary (1)	(2)	Options (3)	Shares (4)	Vacation	Benefits (5)		Total
Disability

Mr. Colberg	$127,500	$0	$86,220	$290,640	$490	$782,789		$1,287,639

Mr. Anderegg	$178,400	$0	$86,220	$290,640	$4,117	$1,086,077		$1,645,454

Mr. Maurer	$176,250	$0	$86,220	$290,640	$6,779	$914,973		$1,474,862

Mr. Callen	$176,000	$0	$86,220	$290,640	$6,092	$174,588		$733,540

Termination by Executive For Cause

Mr. Colberg	$127,500	$0	N/A	N/A	$490	$0		$127,990

Mr. Anderegg	$178,400	$0	N/A	N/A	$4,117	$0		$182,517

Mr. Maurer	$176,250	$0	N/A	N/A	$6,779	$0		$183,029

Mr. Callen	$176,000	$0	N/A	N/A	$6,092	$0		$182,092

Termination by Bank Without Cause

Mr. Colberg	$127,500	$0	N/A	N/A	$490	$23,236	(6)	$151,226

Mr. Anderegg	$178,400	$0	N/A	N/A	$4,117	$30,116	(6)	$212,633

Mr. Maurer	$176,250	$0	N/A	N/A	$6,779	$80,162	(6)	$263,191

Mr. Callen	$176,000	$0	N/A	N/A	$6,092	$57,376	(6)	$239,468

Termination by Executive Due to Change in Control

Mr. Colberg	$127,500	$0	$86,220	$290,640	$490	$24,592	(6)	$529,442	(7)

Mr. Anderegg	$178,400	$0	$86,220	$290,640	$4,117	$30,116	(6)	$589,493	(7)

Mr. Maurer	$176,250	$0	$86,220	$290,640	$6,779	$80,162	(6)	$640,051	(7)

Mr. Callen	$176,000	$0	$86,220	$290,640	$6,092	$57,376	(6)	$616,328	(7)

(1)	For officers other than Mr. Crowley Jr., this amount represents the sum of the executive’s base salary in the year before the applicable termination event. In Mr. Crowley Jr.’s case, in the event of (i) termination by Mr. Crowley Jr. for cause, (ii) termination by the Bank without cause and (iii) termination by Mr. Crowley Jr. due to a change in control, this amount represents base salary for the remaining term of the agreement and up to one year post-term, with a 36-month maximum.

(2)	These amounts are based on the executive’s receipt of no bonus for 2006 performance. See the Summary Compensation Table above.

(3)	All outstanding unvested stock options would become vested (i) pursuant to each executive’s employment agreement, upon a change in control and (ii) pursuant to the stock plans, upon death or disability of the executive. The amount shown represents the value of the options based on a closing stock price on December 29, 2006 of $12.11 per share.

(4)	All outstanding unvested shares of restricted stock would become vested (i) pursuant to each executive’s employment agreement, upon a change in control and (ii) pursuant to the stock plans, upon death or disability of the executive. This amount represents the value of the unvested restricted share awards held by the executive based on a closing stock price on December 29, 2006 of $12.11 per share.

(5)	These amounts include payments of employer-paid life insurance, employer-paid medical and dental benefits and, if applicable, the lump sum cash payment equal to the Bank’s annual aggregate contributions for the executive to retirement benefit plans. In the case of Messrs. Crowley Jr. and Colberg, in the event of a change in control, these amounts include certain benefits such as use of a company automobile and club membership dues. Benefits extending for an indeterminate number of years are at their present value, assuming a ten-year span for those benefits and 5% annual increases in current expense amounts.

(6)	In the case of termination of the executive by the Bank without cause or a change in control, these amounts include an amount equaling the expected increase in pension accruals for the remaining employment term or severance period, as set forth in the executive’s employment agreement.

(7)	Per the employment agreements, the total amount payable is limited to 2.99 times the executive officer’s Base Amount (defined as the average annual total compensation over a five-year period immediately preceding the change in beneficial ownership or control of the Bank) so as to prevent the payment from being classified as a parachute payment within the meaning of Section 280G(b)(2) of the Code. Therefore, the actual amounts payable to an executive might be less than the amount indicated in this table.
* * *
     In the event any of these persons otherwise voluntarily terminates or is terminated for cause, they would receive any accrued salary and vacation pay through the time of termination.
CERTAIN TRANSACTIONS AND RELATIONSHIPS WITH THE COMPANY
General Principles
     Bank Mutual Corporation has a policy that transactions, if any, between the Company on the one hand, and its executive officers or directors (or related party) on the other hand, must be on a basis that is fair and reasonable to the Company, and in accordance with Bank Mutual Corporation’s Code of Ethics and other policies. Lending transactions between the Bank and such a person that are on the same terms and conditions as applied to others, those must be approved in advance by the Board of Directors or the Executive Committee of the Bank, and also must be brought to the attention of the Company’s board of directors; depository transactions on the same terms and conditions as other customers do not need approval. Any other transactions with the Company’s directors or executive officers, or their related parties, must be approved by either a disinterested majority of the Company’s board of directors or by its Audit Committee.
Banking Relationships
     The Bank has had, and expects to continue to have, regular business dealings with its officers and directors, as well as their associates and the firms which they serve. The Bank’s historical policy has been that transactions, including loans, deposits and other securities, with its directors and executive officers be on terms that are no more beneficial to the director or executive officer than the Bank would provide to unaffiliated third parties. Directors and executive officers, and their associates, regularly deposit funds with the Bank; the deposits are made on the same terms and conditions which are offered to other depositors.
     The Bank historically discouraged lending from the Bank to its insiders, but loans were occasionally made. Certain directors and executive officers have been indebted to the Bank for loans made in the ordinary course of business. Those loans have been on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with other persons. These loans do not involve more than the normal risk of collectability or present other unfavorable features.
     Upon the merger of First Northern into the Bank, the combined Bank adopted policies for loans, with preferential rates, to officers, directors and employees similar to First Northern’s historical policies. Prior to its acquisition by the Company, First Northern established policies relating to loans to directors, officers and employees which, consistent with applicable laws and regulations, permitted certain preferential loan terms. However, the Bank no longer enters into such preferential loans with the Company’s directors and executive officers. Management believes that the loans made to directors and officers do not involve more than the normal risk of collectability or present other unfavorable features.
     During 2006, there were no loans with any special terms to directors or executive officers of Bank Mutual Corporation. In 2006, Messrs. Crowley, Jr., Lopina, Mielke and Swoboda had outstanding ordinary course, non-preferential loans from the Bank. In addition, all of the directors and executive officers had deposit accounts with the Bank; these accounts are on the same terms and conditions offered to the Bank’s other customers. The Board has considered these relationships when determining which directors are “independent” and has concluded that they do not affect independence.
Family Relationships
     Michael T. Crowley III, the adult son of Mr. Crowley Jr., is the Vice President/Bank Office Administration for the Southeast Region of the Bank. In 2006, his salary was $83,200; no bonus was payable under the Bank’s incentive plan; he also participates in other Bank benefit plans on the same basis as other salaried employees of the Bank. Mr. Crowley III does not have an employment agreement with the Company or the Bank.
     Michael T. Crowley, Sr., the father of Mr. Crowley Jr., was a director of Bank Mutual Corporation until December 2004. In addition, he was a director and executive officer of the Bank until his retirement in May 2005. The Company makes various post-retirement payments to Mr. Crowley Sr.
     Deferred Compensation Agreement. The Bank maintained a deferred compensation arrangement with Mr. Crowley Sr. for over 25 years under which it agreed to defer part of Mr. Crowley Sr.’s compensation in exchange for compensation payments at a later date. The precise provisions were modified from time to time, most recently in 1998. To fund this obligation, the Bank purchased a life insurance policy on Mr. Crowley Sr. The policy is fully paid, and the Bank believes the arrangement is fully funded.
     Upon Mr. Crowley Sr.’s retirement in May 2005, he began to receive a life income in monthly installments of $10,607, with a minimum of 120 installments. The monthly installments are equal to the amount that would be payable to the Bank under the life insurance policy if the Bank exercised a settlement option under the policy for monthly life income, with a 120 month period certain. If Mr. Crowley Sr. dies before his receipt of 120 monthly payments, the amounts otherwise payable to him will be paid to a beneficiary or beneficiaries named by Mr. Crowley Sr. or to his estate. Under his employment agreement as in effect when he retired, Mr. Crowley Sr. also receives continuing medical insurance benefits in retirement, valued at $5,800 in 2006.
     Defined Benefit Retirement Plans. As a consequence of his retirement, Mr. Crowley Sr. is participating in the Company’s qualified defined benefit pension plan and the Supplemental Plan, both as described in “Executive Compensation”. Under the qualified plan, Mr. Crowley Sr. had more than 70 years of service with the Bank prior to his retirement, and received $105,936 in 2006 in accordance with the plan, reflecting Internal Revenue Code limits. In addition, as a consequence of those legal limits, Mr. Crowley Sr. also received approximately $297,288 under the supplemental non-qualified plan; these amounts are paid out of a rabbi trust maintained by the Company.

Architectural Fees
     Mr. Herr is partner in Plunkett Raysich Architects LLC, an architectural firm that from time to time provides architectural design and related services to the Bank. These types of fees tended to increase during periods in which the Bank is preparing to open or relocate multiple offices; however, in early 2006, the Company, Mr. Herr and Plunkett Rasich agreed that the Company will reduce its use of Plunkett Rasich’s services in order that Mr. Herr may qualify in the future, for consideration as an “independent director.” For services during 2006, 2005 and 2004, the Bank paid Plunkett Raysich and its affiliates approximately $1,389, $102,346 and $113,150, respectively, for such services. During 2003, fees payable to that firm were less than $60,000.
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of the Bank Mutual Corporation Board of Directors was constituted in 2000, upon the Company’s formation. The Audit Committee’s functions include meeting with the Company’s independent auditors and making recommendations to the board regarding independent public accountants; assessing the adequacy of internal controls, accounting methods and procedures; reviewing public disclosures required for compliance with securities laws; and considering and reviewing various other matters relating to the Company’s financial accounting and reporting. No member of the Audit Committee is employed by or has any other material relationship with the Company. The members of the Audit Committee are “independent” as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market. The board of directors has adopted a written charter for the Audit Committee; a copy of that charter is available on the Company’s website.
     In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:
•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with Bank Mutual Corporation management;

•	discussed with Ernst & Young LLP, the Company’s independent auditors, those matters that are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380); and

•	received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence.
     Based on the foregoing, the Audit Committee recommended to the board that those audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006.
     In addition, the Audit Committee also considered the fees paid to Ernst & Young LLP for services provided by Ernst & Young during 2006. See “Independent Auditors” below. The Committee believes that the provision of the non-audit services is compatible with maintaining Ernst & Young’s independence.
     Members of the Audit Committee:
     William J. Mielke (Chairman)             Thomas H. Buestrin            Robert B. Olson             David J. Rolfs

INDEPENDENT AUDITORS
     The firm of Ernst & Young LLP has audited the books and records of Bank Mutual Corporation for 2006; it has served as the independent accountants for the Bank for more than 25 years and of the Company since its inception in 2000. The Audit Committee has decided to appoint Ernst & Young LLP as the independent auditors to audit the books and accounts of the Company for 2007, subject to shareholder ratification. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.
     Fees (including reimbursements for out-of-pocket expenses) paid to Ernst & Young LLP for services relating to fiscal 2006 and 2005 were as follows:

	2006	2005
Audit fees:	$360,000	$310,000
Audit-related fees:	– 0 –	– 0 –
Tax fees:	55,725	52,025
All other fees:	– 0 –	– 0 –
     The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Tax services consisted solely of compliance matters, including tax return assistance. The Audit Committee considered the compatibility of non-audit services by Ernst & Young LLP with the maintenance of that firm’s independence.
     The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves individual projects and the approved levels of fees for each. Management must have such projects approved by the Committee. Projects of the types approved in general by the Committee for which fees total less than $10,000 in each case may be approved by management with the concurrence of the chairman of the Audit Committee, subject to review and approval by the Committee at its next meeting. There were no services or fees in 2006 or 2005 which were not approved in advance by the Committee or its chairman under this policy.
SHAREHOLDER PROPOSALS AND NOTICES
     Shareholder proposals must be received by the Secretary of Bank Mutual Corporation, Eugene H. Maurer, Jr., no later than November 23, 2007 in order to be considered for inclusion in next year’s annual meeting proxy materials pursuant to the SEC’s Rule 14a-8 under the Securities Exchange Act.
     Under SEC rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal under Rule 14a-8 described above) fails to appropriately notify Bank Mutual Corporation of the matter at least 45 days prior to the month and day of mailing the prior year’s proxy statement, then management proxies are allowed to use their discretionary voting authority with respect to such a matter if it is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, for inclusion, any such matters must be received by the Company by no later than February 7, 2008 in the case of the 2008 annual meeting of shareholders. If such a notice is not received, the persons voting the proxies may use their discretion on any such matter. The Company is not aware of any such proposals for the 2007 annual meeting.

     In addition, as a separate requirement, the Company’s bylaws also require that any nomination of a director or submission of a matter for consideration of the meeting must be presented, with specified accompanying information, to Bank Mutual Corporation’s corporate Secretary at least 70, but not more than 100, days before the scheduled date for the next annual meeting of shareholders. No such submissions under the bylaws have been received by the Company for the 2007 annual meeting. Assuming that the 2008 annual meeting is held as scheduled on May 5, 2008, the period in which materials must be received is between January 26, 2008 and February 25, 2008 for the 2008 annual meeting in order to be considered.
By Order of the Board of Directors
Eugene H. Maurer, Jr.
Senior Vice President and Secretary
Milwaukee, Wisconsin
March 15, 2007
     A copy, without exhibits, of Bank Mutual Corporation’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2006 is attached to this proxy statement. The Company will provide an additional copy of the 10-K, without exhibits, without charge to any record or beneficial owner of Company common stock on the written request of that person directed to: Rick B. Colberg, Chief Financial Officer, Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223. The 10-K provides a list of exhibits, which will be provided for a reasonable fee to reflect duplication and mailing costs; exhibits are also available through the SEC’s website at www.sec.gov.
     Multiple Shareholders Sharing the Same Address. In some cases, we have multiple shareholders of record at a single address. We are sending a single annual report and proxy statement to that address unless we received instructions to the contrary. Each shareholder of record, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you wish to receive separate copies of the annual report and proxy statement now or in the future, or to discontinue householding entirely, you may call our transfer agent, Registrar and Transfer Company, at 1-800-368-5948, contact it by e-mail at info@rtco.com, or provide written instructions to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.
     If you receive multiple copies of the annual report and proxy statement, you also may contact our transfer agent at the telephone number or address above to request householding. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

REVOCABLE PROXY
BANK MUTUAL CORPORATION

PLEASE MARK VOTES	1. The election of the following nominees as director for terms indicated (except as marked to the contrary below):
AS IN THIS EXAMPLE
ANNUAL MEETING OF SHAREHOLDERS	Terms expiring in 2010:
MAY 7, 2007	Raymond W. Dwyer, Jr., Mark C. Herr and J. Gus Swoboda

          The undersigned hereby appoints Michael T. Crowley, Jr., Eugene H. Maurer, Jr. and Rick B. Colberg, and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Bank Mutual Corporation which the undersigned is entitled to vote at the annual meeting of shareholders (the “Meeting”) to be held at the Four Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin on Monday, May 7, 2007, at 10:00 a.m., and at any and all adjournments and postponements thereof.

                  ☐ FOR ALL            ☐ WITHHOLD          ☐ FOR ALL EXCEPT

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write, in the space provided below, the name(s) of the nominee(s) for whom you wish to withhold your vote.
              __________________________________________

     2.       Ratification of Ernst & Young LLP as independent auditors

☐ FOR ☐ AGAINST ☐ ABSTAIN

Please be sure to sign and date this proxy in the box below Date
                                                       I/We Plan to Attend the Meeting → ___

          In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND FOR THE PROPOSALS LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
The Board of Directors recommends a vote “FOR” the election of the nominees and the proposal listed above.
Shareholder sign above Co-holder (if any) sign above)

á Detach above card, sign, date and mail in postage paid envelope provided. á

BANK MUTUAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     Should the above signed be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of Bank Mutual Corporation at the Meeting of the shareholder’s decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of Bank Mutual Corporation or by duly executing a proxy bearing a later date.
     The above signed acknowledges receipt from Bank Mutual Corporation, prior to the execution of this proxy, of a notice of annual meeting of shareholders, a proxy statement and an annual report to shareholders.
     Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN WITH THE PROXY IN THE ENVELOPE PROVIDED.
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